Prospectus Supplement No. 12



The Prospectus dated November 14, 1996 (the "Prospectus") relating to the offer for resale of up to $115,000,000 aggregate principal amount of 5 1/2% Convertible Subordinated Debentures due 2006 of Aames Financial Corporation (the "Company") and 4,107,142 shares of the common stock of the Company, par value $0.001 per share, into which such Debentures are convertible is hereby amended as follows:


The following entity is hereby named as a Selling Security Holder as contemplated on page 33 of the Prospectus:

     Selling Security Holder       Principal Amount of Debentures

     BT Securities Corp.                          $500,000
     130 Liberty Street
     New York, NY  10006



The date of this Prospectus Supplement is February 11, 1997.